Exhibit 10.2

SECOND AMENDMENT TO

LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of February 22, 2022 (the “Second Amendment Effective Date”), by and between OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 133 North Fairfax Street, Alexandria, Virginia 22314 (“Oxford”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 of the Loan Agreement (as defined below) or otherwise party thereto from time to time (each a “Lender” and collectively, the “Lenders”) including Oxford in its capacity as a Lender, eFFECTOR Therapeutics Operations, Inc. (FKA eFFECTOR Therapeutics, Inc.), a Delaware corporation with offices located at 142 North Cedros Avenue, Suite B, Solana Beach, CA 92075 (“eFFECTOR Therapeutics Operations”) and eFFECTOR Therapeutics, Inc. (FKA Locust Walk Acquisition Corp.), a Delaware corporation, with offices located at 142 North Cedros Avenue, Suite B, Solana Beach, CA 92075 (“eFFECTOR Therapeutics”, together with eFFECTOR Therapeutics Operations, individually and collectively, jointly and severally, “Borrower”).

RECITALS

A. Collateral Agent, Lenders and Borrower have entered into that certain Loan and Security Agreement dated as of March 19, 2021 (as amended by that certain Joinder and First Amendment to Loan and Security Agreement dated as of September 7, 2021, and as may be further amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”). Lenders have extended credit to Borrower for the purposes permitted in the Loan Agreement.

B. Borrower has requested that Collateral Agent and the Lenders make certain revisions to the Loan Agreement as more fully set forth herein.

C. Collateral Agent and Lenders have agreed to modify and amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 2.2 (Term Loans). Section 2.2(b) hereby is amended and restated in its entirety to read as follows:

“(b) Repayment. From and after the Second Amendment Effective Date, Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Funding Date of each Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date. Borrower agrees to pay, on the Funding Date of each Term Loan, any initial partial monthly interest payment otherwise due for the period between the Funding Date of such Term Loan and the first Payment Date thereof. Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall make consecutive equal monthly payments of principal, together with applicable interest, in arrears, to each Lender, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of such Lender’s Term Loan, (2) the effective rate of interest, as determined in Section 2.3(a), and (3) a repayment schedule equal to (x) thirty-six (36) months if the Amortization Date is March 1, 2024 or (y) twenty-four (24) months, if the Amortization Date is March 1, 2025. All unpaid principal and accrued and unpaid interest with respect to each Term Loan is due and payable in full on the Maturity Date. The Term Loan may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).

2.2 Section 13 (Definitions). The following defined terms in Section 13.1 of the Loan Agreement hereby are amended and restated in their entirety to read as follows:

“Amortization Date” is March 1, 2024; provided that, upon the funding of the Term B Loan, the Amortization Date shall mean March 1, 2025.

“Maturity Date” is February 1, 2027.

“Phase II Milestones” means Borrower’s achievement of each of the following: (i) achievement of the primary endpoint with respect to the frontline maintenance cohort in the phase 2b clinical trial evaluating tomivosertib in patients with non-small cell lung cancer patients having PD-L1 expression greater to or equal than 1%, clinicaltrials.gov identifier #NCT04622007; and (ii) initiating at least one (1) phase 2 trial evaluating zotatafin; as evidenced, in each case, by the issuance of a press release by Borrower announcing same.

“Second Draw Period” is the period commencing on January 1, 2023 and and ending on the earliest of (i) June 30, 2023, (ii) forty-five (45) days after the occurrence of the Phase II Milestones and (iii) the occurrence and continuance of an Event of Default.

3. Subrogation and Similar Rights. Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require Collateral Agent or any Lender to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Collateral Agent and or any Lender may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Amendment, the Loan Agreement, the Loan Documents or any other related documents, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Collateral Agent and the Lenders under this Amendment and the Loan Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Amendment, the Loan Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Amendment, the Loan Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Collateral Agent and the Lenders and such payment shall be promptly delivered to Collateral Agent for application to the Obligations, whether matured or unmatured.

4. Limitation of Amendment.

4.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Collateral Agent or any Lender may now have or may have in the future under or in connection with any Loan Document. This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

5. Representations and Warranties. To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

5.1 Immediately after giving effect to this Amendment, (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

5.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

5.3 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

5.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not (a) contravene any material Requirement of Law applicable thereto, (b) constitute an event of default under any material agreement by which Borrower or its properties, is bound, (c) contravene any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) conflict with the organizational documents of Borrower;

5.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, does not require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or are being obtained pursuant to Section 6.1(b) of the Loan Agreement); and

5.6 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

6. Amortization Schedules. The amortization schedule(s) attached to that certain Amended and Restated Secured Promissory Note dated as of September 7, 2021, made by Borrower in favor of Lender shall be replaced with the amortization schedule(s) attached hereto as Exhibit A.

7. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

8. Effectiveness. This Amendment shall be deemed effective upon the due execution and delivery to Collateral Agent and Lenders of the following:

(i) this Amendment, duly executed by each party hereto;

(ii) a Corporate Borrowing Certificate from each Borrower;

(iii) an amendment fee equal to Thirty Seven Thousand Dollars ($37,000.00), fully earned and payable as of the date hereof; and

(iv) Borrower’s payment of all Lenders’ Expenses incurred through the date of this Amendment.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LLC

By:	/s/ Colette H. Featherly
Name:	Colette H. Featherly
Title:	Senior Vice President

BORROWER:

eFFECTOR THERAPEUTICS, INC. (FKA LOCUST WALK ACQUISITION CORP.)

By:	/s/ Michael Byrnes
Name:	Michael Byrnes
Title:	Chief Financial Officer

eFFECTOR THERAPEUTICS OPERATIONS, INC. (FKA eFFECTOR THERAPEUTICS, INC.)

By:	/s/ Michael Byrnes
Name:	Michael Byrnes
Title:	Chief Financial Officer

[Signature Page to Second Amendment to Loan and Security Agreement]